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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         -------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                       ----------------------------------


       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): DECEMBER 31, 1998



                              PRIMIX SOLUTIONS INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)



           DELAWARE                       0-20789                04-3249618
----------------------------      ------------------------   ------------------
(STATE OR OTHER JURISDICTION      (COMMISSION FILE NUMBER)     (IRS EMPLOYER
     OF INCORPORATION)                                       IDENTIFICATION NO.)


      ONE ARSENAL MARKETPLACE, SECOND FLOOR, WATERTOWN, MASSACHUSETTS 02472
      ---------------------------------------------------------------------
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

                                 (617) 923-6500
               ---------------------------------------------------
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)







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ITEM 2 - ACQUISITION OR DISPOSITION OF ASSETS

         On December 31, 1998, Primix Solutions Inc.(the "Registrant") acquired Advis, Inc., a Delaware corporation ("Advis"), through a merger of its wholly-owned subsidiary with and into Advis. As consideration for such acquisition, the Registrant issued 171,000 shares of its common stock and paid approximately $203,748 in cash (the "Cash Payment"), and assumed approximately $1.3 million in total liabilities, net of current assets. The Cash Payment was determined by subtracting from $1,532,000 the amount by which the total liabilities of Advis exceeded its current assets at December 31, 1998.

         Advis, a privately-held consulting services firm, specializes in developing strategic e-Business solutions, including business-to-business e-Commerce, supply chain, customer self-service and on-line retail solutions that meet the performance, reliability and scalability criteria of major corporations.

         The Registrant financed the cash portion of the purchase price with available cash on hand.


ITEM 7 - FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         (c)       EXHIBITS.

                   2.1 Agreement and Plan of Merger dated as of December 31, 1998 (excluding schedules1).



--------
1 The Registrant agrees to furnish supplementally a copy of the above-described schedules to the Commission upon request.


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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                           PRIMIX SOLUTIONS INC.



                                           By: /s/ David W. Chapman
                                              ----------------------------------
                                               Name:     David W. Chapman
                                               Title:    Chief Financial Officer


DATE: January 14, 1999




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                                  EXHIBIT INDEX


         2.1      Agreement and Plan of Merger dated as of December 31, 1998.